CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Putnam Target Date Funds of our report dated October 20, 2025, relating to the financial statements and financial highlights of Putnam Retirement Advantage Maturity Fund, Putnam Retirement Advantage 2030 Fund, Putnam Retirement Advantage 2035 Fund, Putnam Retirement Advantage 2040 Fund, Putnam Retirement Advantage 2045 Fund, Putnam Retirement Advantage 2050 Fund, Putnam Retirement Advantage 2055 Fund, Putnam Retirement Advantage 2060 Fund, Putnam Retirement Advantage 2065 Fund and Putnam Retirement Advantage 2070 Fund’s Annual Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings “Financial highlights”, “FINANCIAL STATEMENTS” and “Auditor” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 22, 2025